EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Fourth Quarter and Year End 2009 Financial Results

SPOKANE, Wash., Feb. 12, 2010 (GLOBE NEWSWIRE) -- Northwest Bancorporation, Inc. (OTCBB:NBCT) President and CEO, Randall L. Fewel, today announced a fourth quarter net loss for the Company of $1.7 million and a net loss of $3.9 million for the twelve months ending December 31, 2009. Fewel also announced that the Company's total revenue and core deposits increased while the level of non-performing assets declined. The fourth quarter results include a provision for potential credit losses of $2.0 million and the results for the year include a loan loss provision of $7.3 million, compared to loan loss provisions in 2008 of $3.0 million and $4.0 million for the fourth quarter and full year, respectively.

Fourth Quarter and Year-End Results

After payment of dividends on preferred stock and related accretion adjustments totaling $165 thousand, earnings per fully diluted share attributable to the Company's common shareholders for the fourth quarter in 2009 were a loss of $0.72 per share, compared to a loss of $0.60 per share for the fourth quarter of 2008.

For the full-year 2009, after payment of dividends on preferred stock and related accretion adjustments totaling $596 thousand, earnings per fully diluted share attributable to the Company's common shareholders for the year were a loss of $1.63 per share, compared to a loss of $0.12 per share in 2008.

Total assets for the Company were $393.7 million as of December 31, 2009, a decrease of $6.5 million, or 1.6%, compared to total assets of $400.2 million reported on December 31, 2008.

Northwest Bancorporation, Inc. (the "Company") is the parent company of Inland Northwest Bank (the "Bank" or "INB"). As of December 31, 2009, the Bank reported net outstanding loans of $314.2 million, a decrease of $20.2 million, or 6.0%, compared with December 31, 2008. Deposits were $337.8 million, an increase of $21.7 million, or 6.9%, over December 31, 2008.

Mr. Fewel commented, "The Bank proactively wrote down or wrote off assets in the fourth quarter. Net loan charge-offs were $1.2 million in the quarter and repossessed real estate was written down by $559 thousand."

"For the year," Fewel said, "net charge-offs were $5.0 million and repossessed real estate ("OREO") write-downs were $859 thousand. This is by far the highest level of loan-related losses INB has ever experienced in a single year, and it is closely correlated to the Great Recession our country has been in since 2007. However, we continue to make progress in working through problem loans and are hopeful that INB's loan-related losses and OREO write-downs in 2010 will be less than the level of 2009."

Core Earnings

Fewel pointed out that "Core earnings for the Bank in 2009 were positive, with $4.6 million of pre-tax earnings, before loan loss provisions and OREO write-downs." This is despite the fact that the Bank paid $805 thousand in Federal Deposit Insurance Corporation ("FDIC") insurance premiums in 2009, more than triple the amount paid in 2008. Fewel continued, "Based upon improvements we expect to see in the credit loss area, as well as our solid core earnings, we expect the Bank to be able to return to profitability in 2010. Any such profits are unlikely to be near the level we want them to be, but they would be a welcome improvement over 2009."

The Bank's net interest margin (the "NIM") as a percent of average assets dropped slightly in 2009 to 3.55% versus 3.56% in 2008. "We expect the NIM to drop about 0.20% in 2010," Fewel said, "before the margin stabilizes and perhaps even improves in 2011."

Non-interest income as a percent of average assets improved to 0.82% for the Bank in 2009, up from 0.67% in 2008. However, 0.04% of that improvement came from a one-time receipt of life insurance proceeds. Fewel said, "The Bank will be doing much less construction lending in 2010 and less lending on non-owner occupied commercial real estate." Fewel continued, "Typically there is good fee income for the Bank in this type of lending, so we expect a small decline in non-interest income this year. On the other hand, we believe mortgage lending will improve slightly in 2010 as the economy gradually recovers."

Non-interest expense rose sharply from 3.16% of average assets in 2008 to 3.43% in 2009. However, over half of the 0.27% increase, or 0.14% was due to the increase in FDIC premiums. Another 0.22% of the increase was directly caused by write-downs of repossessed real estate. Without those two items, non-interest expense as a percent of average assets actually would have declined to 3.07% for the Bank in 2009. "Despite the fact that FDIC insurance premiums for INB are going up another quarter of a million dollars in 2010," Fewel said, "we believe we can shave about eleven basis points (0.11%) off our non-interest expense in 2010 through strict expense control and continued benefit from cost-cutting measures that we initiated in 2009. For example, the Bank started 2009 with 116 full-time equivalent employees and ended the year with 107."

Non-performing Assets

The Bank's non-performing assets, or loans that are no longer accruing interest, together with foreclosed real estate and other assets in process of liquidation, decreased by $2.1 million in the fourth quarter to $15.3 million, or 3.91% of total assets at year-end, down from $17.4 million, or 4.45% at the end of the third quarter. Fewel commented that "The Bank's non-performing loans in almost all cases are backed by real estate. The loans have generally been written down to levels fully supported by their collateral. For the loans that may yet be subject to additional losses, specific reserves have been set aside to cover those potential losses. The reality is that it takes a certain amount of time to resolve non-performing loans. We have several sales pending, and barring any unforeseen legal or court delays, we believe our non-performing loans will be reduced another $2.0 million by the end of the first quarter this year."

Positive Accomplishments in 2009

"Despite the extremely disappointing net loss for the year, there were a number of positive accomplishments in 2009 for the Bank," Fewel said. "For example, total revenue increased 10.1%, from $15.7 million in 2008 to $17.3 million in 2009. This is on top of a 5.5% increase in revenue the previous year. This positive trend in revenue is reflective of the strong franchise INB continues to build in Spokane and Kootenai Counties." Total revenue is defined as net interest income plus non-interest income.

"Another positive achievement in 2009 was our solid growth in core deposits," Fewel continued. "Core deposits grew by $35.2 million in 2009, from $129.5 million at the end of 2008 to $164.7 million. This represents growth of 27.2% in core deposits, which comes after growth of $20.4 million, or 18.7%, the previous year. We are proud of the job we have done during the last two years in generating core deposits, and feel this success is due to the significant upgrade the Bank has made in its branch network, coupled with a very focused emphasis on providing some of the best customer service in the industry." Core deposits are defined as all deposits except certificates of deposit.

INB's latest branch opening took place on February 1, 2010 in the Spokane Valley. This new 4,700 square-foot facility replaced a 1,200 square-foot branch that was located inside a Yoke's Fresh Market grocery store across the street. Since one facility closed simultaneously with the other opening, the Bank continues to have a total of eleven branches with seven in Spokane County, Washington and four in Kootenai County, Idaho.

After a slow year in 2008, the Bank's Mortgage Department had a positive and productive year in 2009, increasing gross revenue by 64.4% and its gross profit contribution to the Bank by 54.3%.

Capital Position

Holly Poquette, the Chief Financial Officer for the Company and the Bank, reported that "All of the Bank's capital ratios improved in 2009 and they all continue to be above the regulatory levels required to be considered well-capitalized."

Capital Ratios	FDIC requirement to be well-capitalized	INB ratio on December 31, 2008	INB ratio on December 31, 2009
Tier 1 Leverage Capital	5.0%	8.4%	9.5%
Tier 1 Risk-based Capital	6.0%	9.2%	10.7%
Total Risk-based Capital	10.0%	10.5%	11.9%

The sale of non-voting preferred stock to the U.S. Treasury in February 2009 under the Treasury's Capital Purchase Program contributed to the improvement in the capital ratios from 2008 to 2009. The Company raised $10.5 million from this sale, and the proceeds are treated as Tier 1 Capital. The Company injected the majority of the proceeds into the Bank as additional paid-in capital. The Company paid cash dividends on the preferred stock of $432,368 to the Treasury during 2009.

Forward-Looking Statements

This report contains forward-looking statements, which are not historical facts and pertain to the Company's future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words "expects," "'anticipates,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' ''estimates'' and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. These risks and other factors are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Item 1A. Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President and CEO
          Holly Poquette, Chief Financial Officer
          (509) 456-8888